Exhibit 4.2

FORM OF DISTRIBUTION REINVESTMENT PROGRAM

Effective April 7, 2026

This Distribution Reinvestment Program (the “Program”) is adopted by HPS Real Assets Lending Company LP (the “Company”).

1.

Distribution Reinvestment. As agent for the limited partners (the “Shareholders”) of the Company who (i) purchase limited partnership interests in a series (“Series”) of the Company (the “Shares”) pursuant to the Company’s continuous private offering of the Shares (the “Offering”) and (ii) do not opt out of participating in the Program (or, in the case of clients of participating broker-dealers that do not permit automatic enrollment in the Program, who opt to participate in the Program) (the “Participants”), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant and attributable to the class and type of Shares purchased by such Participant (the “Distributions”), including Distributions paid with respect to any full or fractional Shares acquired under the Program, to the purchase of additional Shares of the same class and type for such Participant. Shares will be distributed in proportion to the Series and types of Shares held by the Shareholder under the DRIP.

2.	Effective Date. The effective date of this Program shall be April 7, 2026.

3.

Procedure for Participation. Any Shareholder (unless such Shareholder is a client of a participating broker-dealer that does not permit automatic enrollment in the Program) who has received a confidential private placement memorandum of the Company (as amended, restated and/or supplemented from time to time, the “Offering Memorandum”) will automatically become a Participant unless they elect not to become a Participant by noting such election on their subscription agreement with respect to the Company ( “Subscription Agreement”). Any Shareholder who is a client of a participating broker-dealer that does not permit automatic enrollment in the Program who has received an Offering Memorandum will become a Participant if they elect to become a Participant by noting such election on their Subscription Agreement. If any Shareholder initially elects not to be a Participant, they may later become a Participant by subsequently completing and executing an enrollment form or any appropriate authorization form as may be available from the Company or SS&C GIDS, Inc. (the “Program Administrator”). Participation in the Program will begin with the next Distribution payable after acceptance of a Participant’s subscription, enrollment or authorization. Shares will be purchased under the Program as of the first calendar day of the month (the “Purchase Date”), following the record date of the Distribution.

4.	Suitability. Each Participant is requested to promptly notify the Company in writing if the Participant experiences a material change in his or her financial condition.

5.	Purchase of Shares.

a.

The Company shall use newly-issued Shares to implement the Program. The number of newly-issued Shares to be issued to a Shareholder shall be determined by dividing the total dollar amount of the distribution payable to such Shareholder by a price equal to the net asset value of the applicable Share class as of the end of the calendar month to which the distribution pertains. Shares issued pursuant to the Program will have the same voting rights as Shares issued pursuant to the Offering. The Company shall pay the Program Administrator’s fees under the Program. Shares will be distributed in proportion to the Series and types of Shares held by the Shareholder under the DRIP.

b.

No upfront selling commissions will be payable with respect to shares purchased pursuant to the Program, but such shares will be subject to ongoing distribution and shareholder servicing fees applicable to such shares (if any). Participants in the Program may purchase fractional Shares so that 100% of the Distributions will be used to acquire Shares.

6.

Notice. Any notice or other communication required or permitted to be given by any provision of this Program shall be in writing and addressed to SS&C GIDS, Inc.’s Legal Department at 1055 Broadway, Kansas City, MO 64105, if to the Program Administrator, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

7.

Taxes. THE REINVESTMENT OF DISTRIBUTIONS DOES NOT RELIEVE A PARTICIPANT OF ANY INCOME TAX LIABILITY THAT MAY BE PAYABLE ON THE DISTRIBUTIONS. INFORMATION REGARDING POTENTIAL TAX INCOME LIABILITY OF PARTICIPANTS MAY BE FOUND IN THE OFFERING MEMORANDUM AND/OR THE PUBLIC FILINGS MADE BY THE COMPANY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).

8.	Share Certificates. The ownership of the Shares purchased through the Program will be in book-entry form unless and until the Company issues certificates for its outstanding Shares.

9.

Termination by Participant. A Participant may terminate participation in the Program at any time, without penalty, by delivering notice to the Program Administrator. Such notice must be received by the Program Administrator five (5) business days in advance of the Purchase Date in order for a Participant’s termination to be effective for such Purchase Date. Any transfer of Shares by a Participant to a non-Participant will terminate participation in the Program with respect to the transferred Shares. If a Participant submits a redemption request to have their Shares redeemed in full pursuant to the Company’s share redemption program, any Shares issued to the Participant under the Program subsequent to the expiration of the redemption period will be considered part of the Participant’s prior redemption request, and Participant’s participation in the Program will be terminated as of the redemption date of the applicable redemption period. Any distributions to be paid to such shareholder on or after such date will be paid in cash on the scheduled distribution payment date. Upon termination of Program participation for any reason, future Distributions will be distributed to the Shareholder in cash.

10.

Amendment, Suspension, Modification, Revision or Restatement by the Company. The Company’s Board of Directors (the “Board”) may, without the consent of any person and without providing prior written notice to the Participants, amend, suspend, modify, revise or restate the Program from time to time; provided that the Program cannot be amended to eliminate a Participant’s right to terminate participation in the Program. The Company intends to file such amendment or supplement with the SEC as an exhibit to a subsequent appropriate filing made by the Company and shall be deemed to be accepted by each Participant unless, prior to its effective date thereof, the Program Administrator receives written notice of termination of such Participant’s account. An amendment to the Program may include an appointment by the Company, or the Program Administrator with the approval of the Company, of a successor program administrator, in which event such successor shall have all of the rights and obligations of the Program Administrator under this Program.

11.

Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to timely receipt of notice in writing of such death or (ii) with respect to the time and the prices at which Shares are purchased or sold for a Participant’s account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, the Company has been advised that, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable.

12.	Applicable Law. These terms and conditions shall be governed by the laws of the State of New York.